Exhibit 99

NEWS

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gpipas@ford.com

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IMMEDIATE RELEASE
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FORD MOTOR COMPANY'S JUNE U.S. SALES
DECLINED 10.6%

ALL-NEW MODEL DRIVES FORD EXPEDITION TO
HIGHEST SALES MONTH SINCE LAST JUNE; JAGUAR
AND LAND ROVER CONTINUE RECORD-SETTING
SALES PACE

DEARBORN, MI, July 2, 2002 - U.S. customers purchased or leased 337,300 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in June, down 10.6 percent compared with a year ago.

Year-to-date, the company's U.S. sales totaled 1.8 million, down 10.7 percent compared with a year ago.

The Ford Expedition achieved its highest monthly sales (15,521) since June 2001--even surpassing October 2001 when 0% financing was available. June was the first full month on sale for the all-new 2003 model Expedition. Sales for the all-new Lincoln Navigator were 2,474.

Jaguar reported record June sales of 5,396, up 63 percent compared with a year ago. June was the 11th month in a row of record sales at Jaguar. Sales of the new X-TYPE sedan (2,762) continued to pace Jaguar's record-setting results. Sales of the new S-TYPE sedan were 1,569, its best sales month this year. Year-to-date, Jaguar sales were 32,642, up 62 percent compared with a year ago.

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Land Rover dealers reported record June sales of 4,005, up 72 percent. June was the eighth month in a row of record sales at Land Rover. Sales of the all-new Freelander set a new monthly record (1,442). The all-new Range Rover debuted at Land Rover dealers on June 1 and posted its highest sales month ever (1,223). Year-to-date, Land Rover sales were 18,662, up 57 percent compared with a year ago.